Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
November 1, 2007

FINAL

Thank you James, and good morning everyone.

I’m very pleased with our 3rd quarter results. We accomplished two significant milestones this quarter in respect to revenues and net income. We surpassed $1 billion in revenue and net income reached $87 million, both record amounts. Our strong results reflect the success of many of the initiatives that we have put in place during the past few years.

We are continuing to invest in resources to improve and grow our businesses. We are placing special emphasis on growing our leasing business, our structural wind tower business, enhancing our manufacturing flexibility and lowering our costs. Our businesses are also exploring lean manufacturing practices designed to enhance productivity.

Trinity’s Inland Barge Group had a fantastic quarter. The increase in operating profit in our barge business is directly related to productivity benefits associated with long production runs and pricing improvements. During the 3rd quarter, our barge company’s backlog increased 14% from the 2nd quarter. We are continuing to explore a number of strategic initiatives to grow our barge business.

Our Railcar Leasing and Management Services Group also had a great quarter. Our leasing company is an important part of our earnings diversification strategy, providing the company with earnings growth. Our leasing company’s strong financial performance reflects the benefits associated with an aggressive portfolio growth plan. We will continue to invest in our future by increasing the size of our lease fleet. The formation of TRIP Holdings has provided us additional financial resources and increased our market flexibility.

During the 3rd quarter, our Rail Group’s shipments were the 3rd highest quarterly shipments in Trinity’s history. I am very pleased with the Rail Group’s performance. Our rail business has focused on productivity improvements associated with long production runs. They are also perfecting their ability to quickly shift production from product line to product line to accommodate customer needs in a changing market environment. Our Rail Group has the broadest product offering in the industry. As a result, our railcar businesses can pursue a variety of orders as market demand shifts.

Demand for railcars in North America continued at a moderate pace during the 3rd quarter. Steve will provide more details during his update. Fortunately, we are equipped with the skills and abilities necessary to adapt to changing market demand. Our sizeable backlog provides us the ability to develop efficient production plans that will optimize our resources.

Rainfall in the Southwest lightly impacted our concrete and aggregates businesses during the first part of the 3rd quarter. Our construction products group’s earnings improved from the 2nd quarter, but were slightly lower than the comparable quarter last year. Fortunately, the weather improved toward the end of the quarter. Demand for concrete and aggregate remains consistent in the markets we serve. During the 3rd quarter, our concrete and aggregate business sold its operations in the Rio Grande valley region in South Texas. This was a good strategic move for us. We will continue to search for additional concrete, aggregate and asphalt operations in areas where we anticipate steady demand and profit margins comparable to other locations.

Our highway guardrail business has been relatively steady during its busy season. If the weather cooperates, we expect the balance of the construction season to be in line with normal seasonal activity. During the 3rd quarter we completed the integration of a small highway guardrail company in Mississippi. This acquisition expands our market coverage in the South.

We remain very optimistic about our structural wind towers business. The emerging wind energy business is providing growth opportunities for our Energy Equipment Group. We are uniquely positioned to serve the wind energy markets in the Southwest and Midwest portion of the U.S. Demand for wind towers in these areas continues to be strong. We are in the middle of constructing a new facility in Mexico that will expand our capacity. This facility should come online in the 2nd quarter of 2008. Our wind tower business continues to explore additional expansion opportunities.

Our structural wind tower backlog of orders is very close to $750 million dollars. We continue to expect our top line revenue to grow at a faster pace than our margins as we train our wind tower workforce. We are seeing some positive results from the implementation of lean manufacturing in this business. Long term, we expect to see margins grow in this business as they have in our other businesses as production lines became more efficient. At this point it is too early to precisely estimate where revenues for this business will peak. We are very optimistic about the future of wind energy and demand for structural towers.

We have developed a preliminary outlook for Trinity for 2008. Our 2008 outlook reflects a combination of factors affecting our businesses. Some of our businesses continue to have growth opportunities while we expect other businesses to have moderate demand levels tied to a slowing U.S. economy. We also expect some fluctuating demand levels in a few of the markets we compete in.

As U.S. economic growth has moderated, industry demand for railcars in North America has decreased from the robust levels of the previous two years. We expect moderate demand for railcars during 2008, driven in large part by fleet replacement needs.  Increasing oil prices and the value of the U.S. dollar will affect the markets served by the rail industry – but predicting the precise impact is difficult.  We are very experienced in operating in markets with transitioning demand levels. In these types of markets, prices also tend to fluctuate. Our focus on cost control enhances our ability to compete in tight markets. Our Rail Group has the broadest product offering in the industry which allows us to pursue a wide variety of orders.  During the past few years, we have been preparing for a moderate market by investing resources to enhance our manufacturing flexibility and expand our production in Mexico.  We are adept at shifting with demand between railcar types.  It is important to note, when we shift manufacturing between production lines, we do not expect to maintain margin levels comparable to steady production runs.

One of our overall goals has been to position Trinity for success during moderate railcar market demand. To achieve this, we have focused on expanding the depth and strength of our portfolio of businesses. We have invested resources to position our businesses as high quality, low cost providers of goods and services. We have enhanced our operational excellence and focused on growing several of our businesses. We expect our Inland Barge Group, our wind tower business, our construction products businesses and our railcar leasing businesses to have relatively steady demand levels during 2008. This will help offset the decrease in the rail manufacturing areas of our company. Bill McWhirter will reconfirm our preliminary outlook for 2008 that we provided in our press release. We will update our 2008 outlook during our year end conference call.

In summary, I remain very pleased with the performance of our company. We continue to benefit from the investments we made during the past few years and we continue to make additional investments that should benefit us in the future. Trinity currently has a great deal of positive momentum and a strong balance sheet that allows us to capitalize on opportunities.

I will now turn it over to Steve Menzies for his report.